Exhibit 99.19

Introduction
The Audit Committee Charter (the “Charter”) was adopted by the by the Board of Directors (the “Board”) of ALR Technologies, Inc. in 2001 and amended February 2014.

General
The Audit Committee (the “Committee”) is a committee of the Board. The Company’s Bylaws (the “Bylaws”) generally govern the functions of the Board. Part 2.10 of the Articles provides that the Board may appoint one or more committees consisting of such member or members of the Board as they think fit and may delegate to any such committees any powers of the Board with certain restrictions.

Nothing in this Charter is intended to expand applicable standards of liability for the directors of the Company under United States laws.

Limitation of the Committee's Role
While the Committee has the responsibilities and duties set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company's financial statements and disclosures are complete and accurate and are prepared in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management.

Mandate
The mandate of the Committee is to assist the Board in fulfilling its financial and disclosure oversight responsibilities. The Committee's primary responsibilities and duties under this mandate are to:
1.
Ensure full, fair, accurate, timely and understandable financial disclosure is provided in reports and documents the Company files with and/or submits to regulatory authorities, presents to its shareholders and/or publicly discloses;

2.	Ensure that such reports and documents comply with rules and regulations set by applicable laws, regulations and stock exchange policies;
3.	Review qualifications, independence and performance of the Company's auditor (the “Auditor”);
4.	Assess the appropriateness of the Company's accounting policies and practices and effectiveness of internal controls and procedures in compliance with the Sarbanes-Oxley Act of 2002; and
5.	Monitor for compliance with the Company’s Code of Business Conduct and Code of Ethics for Senior Financial Officers.

Structure and Operations
Composition
The Committee shall have a minimum of three members. The Board of Directors of the Company will seek to have each member of the audit committee independent from management, free from any interest and any business or other relationship that, in the opinion of the Board, would or would reasonably be perceived to materially interfere with the director’s ability to act in the best interests of the Company (other than relationships and interests arising from shareholding). If the Board of Directors of the Company has three or more independent members who holds the necessary qualifications as outlined below, then the audit committee will be comprised of all independent members. If the board of directors of the Company does not have three independent qualified members, the board will use their discretion to ensure the audit committee is composed of the best suited members.

The independence of each member shall be determined by the Board based upon the requirements of applicable laws and regulations with respect to audit committee independence, including independence requirements of Rule 10A-3 of the U.S. Securities Exchange Act of 1934, as amended.

If an audit committee member simultaneously serves on the audit committees of more than three public companies, the board must determine that such simultaneous service would not impair the ability of such member to effectively serve on the listed company's audit committee and must disclose such determination.

Qualifications
Members of the Committee must be able to read and understand a complete set of financial statements with the breadth and complexity of issues that can reasonably be expected to be found in the Company's financial statements. To the extent practical, at least one member of the Committee must be a “financial expert” as adopted by the SEC in its final rules under the Sarbanes-Oxley Act of 2002.

Appointment and Removal
Members shall be appointed by the Board at the first meeting of the Board following either

1)	the Company’s annual general meeting of shareholders, or
2)	a resolution from the majority of the shareholders waiving the Company’s annual general meeting and shall serve until the next annual general meeting or next resolution waiving the annual general meeting. Members shall serve until such member's successor is appointed or until such member's earlier resignation. Members may be removed, with or without cause, by a majority vote of the Board.

Chair
Members shall nominate and elect a Chair by majority vote of members. The Chair shall call, set the agendas for and chair meetings of the Committee.

Sub-Committees
The Committee may form and delegate authority to sub-committees consisting of one or more members.

Meetings
The Committee shall meet at least once in each fiscal year, or more frequently as circumstances dictate. Further, the Committee shall meet with the Auditor at least once in each fiscal year to review the Company's audited financial statements.

A quorum of the Committee shall consist of a majority of members of the Committee. An act of a majority of those present at a meeting at which there is a quorum, shall be an act of the Committee.

Members may also approve a decision by a consent resolution in writing signed by all members and such a decision shall be an act of the Committee.

The Auditor shall be given reasonable notice of and be entitled to attend and speak at a meeting of the Committee if the matter before the Committee concerns the Company's audited financial statements and, if the Committee feels it is necessary or appropriate, at other meetings of the Committee. If requested by the Auditor, the Chair shall call a meeting of the Committee to consider any matter that the Auditor believes should be brought to the attention of the Committee.

The Committee may meet separately with either the Auditor or management to discuss any matter that the Committee or either the Auditor or management believes would be appropriate to discuss in a separate meeting.
The Committee may invite any director or employee or any other person whom it deems necessary to consult to its meetings. The Committee may also exclude from its meetings any person it deems necessary to exclude in order to carry out its oversight responsibilities.

Minutes
The Chair shall ask one of the members present at a meeting to act as secretary and to record minutes of the meeting. Alternatively, the Chair may appoint a secretary who is not a member to record minutes of the meeting.
The Committee shall promptly submit minutes of its meetings to the Board.

Remuneration
Members shall be entitled to receive such remuneration by acting as members as the Board may determine from time to time.

Responsibilities and Duties
Introduction
The Committee shall have the responsibilities and duties outlined in this section. This outline serves as a guide only with the understanding that the Committee may accept additional responsibilities and duties delegated to it by the Board from time to time related to the purposes of the Committee as outlined in this Charter and may change its procedures as appropriate in light of changing legislative or regulatory and business or other conditions.

Independence of the Auditor
The Committee will:
1.	Ask the Auditor to report directly to the Committee;
2.	Ask the Auditor to disclose in writing any relationship with the Company or services performed for the Company that may affect the objectivity or independence of the Auditor;
3.	Take, or recommend that the Board take, the necessary action to ensure the objectivity or independence of the Auditor; and
4.
Review and approve the Company's hiring policies regarding partners, employees or former partners or employees of the Auditor as the objectivity or independence of the Auditor could be affected by such policies.

Performance and completion of work by the Auditor
The Committee will:
1.	Be responsible for selection, engagement, evaluation and retention of the Company’s Auditor
2.
Be responsible for oversight of work done by the Auditor engaged specifically for the purpose of preparing or issuing audit reports on the year-end financial statements and on the internal controls and procedures or related work (including resolution of disagreements between the Auditor and management regarding financial reporting);

3.	Review the performance of the Auditor annually and recommend either re-appointment of the Auditor or appointment of a new auditor and Auditor compensation to the Board;
4.	Review reports of the Auditor from all applicable regulatory bodies on an annual basis
5.	Pre-approve all auditing services, including fees and terms thereof, to be provided by the Auditor;
6.	Pre-approve non-audit services, including fees and terms thereof, to be provided by the Auditor unless such non-audit services:
a.	Are reasonably expected not to constitute, in the aggregate, more than 5% of the total amount of Auditor compensation paid during the fiscal year in which the non-audit services are provided; and
b.	Were not recognized by management to be non-audit services at the time of the engagement.
Management shall promptly bring non-audit services that have not been pre-approved by the Committee to the attention of the Committee. Such non-audit services shall be approved either by the Committee or by one or more members of the Committee to whom authority to grant such approvals has been delegated by the Committee.

Approval by the Committee of a non-audit service to be performed by the Auditor shall be disclosed to investors of the Company in periodic reports required by section 13(a) of the U.S. Securities Exchange Act of 1934, as amended.

Oversight of Integrity of Financial Statements
The Committee will review the following with the Auditor and/or management:
1.	Material judgments made in connection with the preparation of the Company's financial statements, including changes in the selection or application of accounting policies and practices;
2.	The adequacy of the Company's internal controls and procedures as discussed under the heading Internal Controls and Procedures below;
3.	Related party transactions;
4.	The summary of accounting policies and notes to the financial statements;
5.	Correspondence with regulatory agencies relating to the Company’s regular filings or annual tax returns;
6.	The impact of off-balance-sheet structures on the financial statements;
7.	Major financial risk exposure and steps taken by management to control such exposure;
8.	The effect of legislation or changes in regulations and accounting initiatives on the financial statements; and
9.	Matters regarding a particular audit:
a.	The management inquiry letter prepared and submitted by the Auditor and managements’ response to the inquiry letter;
b.	The schedule of unadjusted differences;
c.	The summary of adjusting entries;
d.	A review of the audit in detail with the Auditor at a formal meeting after the audit has been completed and the Auditor has issued an audit opinion;
e.
Any difficulties encountered in the course of the audit, including any restrictions on the scope of activities or the inability to obtain specific information, and any significant disagreements with management;

f.	The adoption of, or changes to, the Company's accounting policies and practices or internal controls and procedures as recommended by the Auditor; and
g.	The Auditor’s management letter issued after the completion of the annual audit.

Internal Controls and Procedures
The Company is a “small reporting company” as of the year ending December 31, 2013. The Company does not require an integrated audit over the internal controls over financial reporting and preparation of the financial statements of the Company as required by Section 404 of the Sarbanes-Oxley Act of 2002. However, the Committee will:
1.	Review management’s assessment over the Company’s internal control over financial reporting and their incidental findings during the course of the audit;
2.	Review and policies with respect to the risk assessment and risk management
3.	Review with management their assessments over the internal control over financial reporting;
4.	Review with management the scope and plans for addressing deficiencies, if any, in internal controls and procedures; and
5.	Advise the Board of any material weaknesses in internal controls and procedures and the steps being taken to remediate such weaknesses.

Public Disclosure
The committee will:
1.
Ensure that adequate procedures are in place for a review of the interim and audited financial statements and management discussion and analysis (“MD&A”) before these are submitted to the Board for final approval;

2.
Review and approve, by meeting of the members or audit committee resolution, the interim unaudited and by meeting the annual audited financial statements, MD&A and news releases that contain financial information before these are submitted to the Board for final approval and released to regulatory authorities, stock exchange(s), shareholders and the public;

3.
Review disclosures made by the Company's Chief Executive Officer and Chief Financial Officer during their certification process of the Company's financial statements about deficiencies in internal controls and procedures or any fraud involving an employee(s) whose responsibility includes applying or overseeing internal controls; and

4.	Review the Proxy Statement, if applicable, prepared for the Company’s annual general meeting.

Code of Ethics for Senior Financial Officers
The Committee will monitor compliance with the Code of Ethics and report material violations that it becomes aware of to the Board. The Committee will also recommend appropriate remedial action to the Board. A request for a waiver of any provisions of the Code of Ethics shall be in writing and shall be addressed to and reviewed by the Committee. Any change in or waiver of the Code of Ethics must however be approved by the Board.

Legal Issues or Compliance
The Committee will:
1.
Review the Form 10-K, Form 10-Q, MD&A and news releases that contain financial information, and if appropriate consult with external legal counsel and/or management, before these are submitted to the Board for final approval; and

2.	Review with management and confirm that the Company is in compliance with laws and regulations in the jurisdictions in which the Company operates and as these relate to financial reporting.

Fraud and Illegal Acts
The Committee will investigate information received on possible improper or fraudulent behavior and generally monitor for compliance with the Company’s Code of Business Conduct. The Committee will report its findings to the Board along with recommendations, if any, for action.

Reporting of Financial Concerns
A person, either an employee or third party, may express a concern regarding any questionable bookkeeping or accounting practices, issues with internal controls and procedures or auditing or reporting matters either in person or anonymously to the Chair of the Committee in writing, by telephone or fax or by email.

The Committee will:
1.	Receive and treat such expressions of concern in confidence;
2.	Review as soon as possible the concern and address the same as the Committee deems necessary;
3.	Retain records relating to a concern for a period the Committee judges to be appropriate; and
4.
Prepare a report for the Board once per quarter or otherwise upon request from the Board with a summary of concerns received, outstanding and unresolved concerns, how such concerns are being handled, the results of any investigations and any corrective actions taken.

All of the foregoing shall be in a manner that the persons submitting such concerns in good faith shall have no fear of adverse consequences.

Authority
The Committee shall have the authority to:
1.	Engage independent counsel and other advisors as it determines necessary to carry out its duties;
2.	Set and pay the compensation for any advisors employed by the Committee; and
3.	Communicate directly with the internal and external auditors.

Continuous Improvement
Members of the Committee should read information concerning financial disclosure provided by the Auditor and if appropriate review with management.

Manner of Carrying Out its Mandate
The Committee will:
1.	Provide an avenue for and encourage frequent and open communication between the Auditor, management and the Board;
2.
Report regularly their findings to the Board with respect to the integrity of the Company’s financial statements, compliance with legal or regulatory requirements and the performance and independence of the Company’s Auditors

3.	Study or investigate any matter of interest or concern, which the Committee, in its sole discretion, deems appropriate for study or investigation by the Committee;
4.
Discuss with the Auditor, without the presence of management, the Company's critical accounting policies and practices, internal control systems and processes and completeness and accuracy of the Company's financial statements once each year;

5.
Request that the Auditor, a manager or the Company’s external legal counsel attend meetings of the Committee or meet with any member of, or advisors to, the Committee to the extent it deems necessary or appropriate;

6.
Respond to requests for information or complaints regarding questionable bookkeeping or accounting practices, issues with internal controls and procedures or auditing or reporting matters discussed under the heading Reporting of Financial Concerns below;

7.	Stay abreast of trends in accounting and financial reporting and review with the Auditor and management as required;
8.	Assess the adequacy of the Charter once each year and recommend changes, if indicated, to the Board;
9.	Assess the Committee's own performance once each year and
10.	Review the qualifications of the accounting and financial personnel.